                                                                   Exhibit 99.1

Name and Address of Reporting Person:     Thomas H. Lee Advisors, LLC
                                          c/o Thomas H. Lee Partners, L.P.
                                          100 Federal Street, 35th Floor
                                          Boston, MA 02210

Issuer Name and Ticker or Trading
Symbol:                                   Dun & Bradstreet Holdings, Inc. [DNB]

Date of Earliest Transaction Required
to be Reported (Month/Day/Year):          February 17, 2022

                             Footnotes to Form 4

(1) On February 15 2022, pursuant to that certain Purchase Agreement dated as of February 15, 2022, by and among Black Knight, Inc., Optimal Blue I LLC, the
"Blocker Owners" set forth on Schedule I thereto, Cannae Holdings, LLC, solely for the purposes of the sections set forth therein, Thomas H. Lee Equity Fund
VIII, L.P. ("THL Equity VIII"), Thomas H. Lee Parallel Equity Fund VIII, L.P.
("Parallel Fund VIII"), THL Executive Fund VIII, L.P. ("Executive Fund VIII")
and THL Fund VIII Coinvestment Partners, L.P. ("Coinvestment VIII") acquired
3,155,028, 5,744,897, 240,876 and 374,953 shares of Class A Common Stock, respectively, of the issuer in exchange for providing cash consideration and the Blocker Owners' equity in Optimal Blue Holdco, LLC to Black Knight, Inc.
(the "Transaction").

(2) Following the Transaction, the THL Funds (as defined below) directly hold shares of Class A Common Stock of the issuer as follows: THL Equity VIII directly holds 14,258,985 shares of Class A Common Stock; Parallel Fund VIII directly holds 25,963,759 shares of Class A Common Stock; Executive Fund VIII directly holds 1,088,627 shares of Class A Common Stock; Coinvestment VIII directly holds 1,694,579 shares of Class A Common Stock; and THL Equity Fund
VIII Investors (D&B), L.P. ("Equity Fund VIII (D&B)") directly holds 14,861,667 shares of Class A Common Stock.

(3) This report is filed by the following Reporting Persons: Thomas H. Lee
Advisors, LLC ("THL Advisors"), THL Equity VIII, Parallel Fund VIII,
Coinvestment VIII, Executive Fund VIII, Equity Fund VIII (D&B), THL Equity
Advisors VIII, LLC ("Equity Advisors"), Thomas H. Lee Partners, L.P. ("THL
Partners"), THL Holdco, LLC ("THL Holdco"), and THL Managers VIII, LLC ("THL
Managers VIII") (collectively with their affiliates, the "THL Funds"); Thomas
M. Hagerty; and Gnaneshwar B. Rao. This Form 4 is in two parts and is jointly filed with the Reporting Persons in both parts. See Remarks.

(4) THL Holdco is the managing member of THL Advisors, which is in turn the general partner of THL Partners, which in turn is the general partner of
Coinvestment VIII, the managing member of THL Manager VIII and is the sole member of Equity Advisors, which in turn is the general partner of the THL
Equity VIII, Parallel Fund VIII, Executive Fund VIII and Equity Fund VIII
(D&B). Each of Mr. Hagerty and Mr. Rao is a Managing Director of THL Partners.
Solely for purposes of Section 16 of the Securities Exchange Act of 1934, the
THL Funds may be deemed directors by deputization.

(5) Represents awards of restricted common stock granted to Mr. Hagerty and Mr.
Rao, in the aggregate, for their service on the board of directors of the issuer. Pursuant to the operative agreements among certain of the THL Funds, any securities issued to persons serving as directors of portfolio companies of
THL Funds, such as the issuer, are held for the benefit of the THL Funds.

(6) The Reporting Persons disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interests therein, and each of the Reporting Persons fully disclaim beneficial ownership of any shares of Class A Common Stock acquired by persons unaffiliated with the
THL Funds or their respective affiliates pursuant to the Transaction.